Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated February 27, 2009 (April 3, 2009 as to Note 17) relating to the financial statements of California Water Service Group and subsidiaries and the effectiveness of California Water Service Group and subsidiaries’ internal control over financial reporting, appearing in the current report on Form 8-K of California Water Service Group filed on April 7, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
April 7, 2009